Exhibit 10.4

Karifico

6183 So. Willowbrook Drive
Morrison, Colorado 80465
303-697-6960
FAX 303-697-4266
karifico@aol.com

CO#: O & G – Compr-4
KT. AREA: USA            MFGR’S GAS
CATEGORY:Screw Compr’s, up to 400 & Pkg’s Screw & Recipro.
Compr’s up to 3,000 HP (majority are
under 600 HP); Gear Boxes from 100 HP up to 1500 HP; Semi-Exclusive
Distributor of Large Comp.
SALES: $17M ‘00; $18.4M ‘01; $11.6M ‘02; $10.3M ‘03
EARNINGS: $4.6M ‘00; $3.4M ‘01; $1.4M ‘02; $1.4M ‘03 (EBITDA $s)
PRICE: $11 Million
TYPE OF DEAL: Cash or Cash (65%) & Stock (35%)

Mr. Wallace Sparkman
President – Services Group
Natural Gas Services Group, Inc.
2911 S. County Road 1260
Midland, Texas 79706

Gentlemen:

This confirms our agreement wherein you or any affiliated person, or any subsidiary, or affiliated company agrees to pay a finder’s fee in cash, in accordance with the schedule of fees fisted below, in the event of any agreement entered into between your firm and the company that we refer to as O & G- Compr-4 which results in a purchase and/or sale, and/or acquisition, and/or merger of assets, and/or capital merger, or exchange of stock or any other type of investment therein. If there is no consummated transaction by your company and the company that we refer to above during the effectiveness of this agreement, there is no obligation for your company to pay any fees to us or any expenses incurred by us on your behalf unless you have given prior written authorization

The following fee schedule is based upon the percentage of gross sale price or total investment which your firm will pay or make upon the date of consummation of a transaction between your firm and the company that we refer to above:

6% on the first	$1,000,000	2% on the next $1,000,000
5% on the next	$1,000,000	1% on any additional amount up to $50,000,000
4% on the next	$1,000,000	3/4% on any additional amount thereafter
3% on the next	$1,000,000

“Gross sale price” shall mean the total consideration paid in any combination of cash, notes, stock, debt or other obligations assumed which exceed one year, or other property or type of investment. It shall include the present value of any and all deferred payments, or royalties, or other items, whether or not contingent on future earnings or if the transaction results from the exercise of any option, the fee would be based on the present value of the option; all are to be discounted on a basis of 10% per year. A copy of all closing documents will promptly be given to Karifico.

This agreement shall stay in effect for a period of thirty (30) months. Cancellation shall not affect fees that have been earned or may be earned in connection with presentations made prior to the date. In the event that any dispute arising out of this agreement requires litigation, the prevailing party shall be entitled to such reasonable attorney fees and attendant costs as may be awarded by the court. This agreement shall be governed by the laws and courts of the State of Colorado.

ACCEPTED BY:

/s/ Wallace Sparkman
Company	Natural Gas Services Group, Inc.		Karifico /s/ Kathleen Falk Fisher

Name	Mr. Wallace Sparkman	By	Kathleen Falk Fisher

Title	Director – M&A	Title	Vice President

Date	11-3-03		Date October 28, 2003

MERGER, ACQUISITION & DIVERSIFICATION CONSULTANT